Exhibit (23.1)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-190957) pertaining to the registration of 4,792,480 shares of common stock under the Eastman Kodak Company 2013 Omnibus Incentive Plan,
(2)	Registration Statement (Form S-8 No. 333-225437) pertaining to the registration of 1,000,000 shares of common stock under the Eastman Kodak Company 2013 Omnibus Incentive Plan,
(3)

Registration Statement (Form S-3 No. 333-213029) pertaining to the registration of $1,200,000,000 of common stock, preferred stock, debt securities, depository shares, warrants, purchase contracts, guarantees and units of Eastman Kodak Company,

(4)

Registration Statement (Form S-3 No. 333-216006) pertaining to the registration of 2,000,000 shares of Series A Convertible Preferred Stock and 11,494,200 shares of common stock of Eastman Kodak Company, and

(5)	Registration Statement (Form S-8 No. 333-250827) pertaining to the registration of 7,500,000 shares of common stock related under the Eastman Kodak Company 2013 Omnibus Incentive Plan;

of our report dated March 16, 2021, with respect to the consolidated financial statements and schedule of Eastman Kodak Company included in this Annual Report (Form 10-K) of Eastman Kodak Company for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Rochester, New York

March 16, 2021